Exhibit 99.14

Nutrition Zone Begins Selling Two of Pazoo's MaxLine Products - Max Plus Multivitamin and Vita Cell Stem Cell Nutrition

CEDAR KNOLLS, N.J., May 8, 2013 /PRNewswire/ -- Pazoo, Inc., (OTCQB Symbol: PZOO; German WKN#: A1J3DK) is pleased to announce that both of Pazoo's MaxLine products, Max Plus Multivitamin and Vita Cell, are now on the shelves of the Nutrition Zone stores in northern New Jersey. Nutrition Zone is the fastest expanding health and nutrition retail outlet in the northeast, currently operating 11 stores with an eye to have more than 15 in 24 months from now.  There will be special in store promotions for this first ever offering of these two products.

CEO of Nutrition Zone, Pete De Anda, said, "I'm delighted to have Vita Cell and Max Plus in our Nutrition Zone stores.  I have been on the Vita Cell now for over 2 months and feel rejuvenated and energized and cannot wait to recommend these to my clients. I am a firm believer from experience that these products have, and will, make a difference in overall wellness and performance!"

The Nutrition Zone is a leader in health and wellness and is a vitamin and supplement provider in New Jersey.  The Nutrition Zone is "Your Supplement Source" with ten locations specializing in health and wellness.   Pazoo's Vita Cell and Max Plus will be available in next two weeks at every Nutrition Zone location, as well as online at www.pazoo.com and amazon.com.

CEO of Pazoo, Inc., David Cunic said, "This is just another step in the execution of our business plan on our path to profitability. Each and every component of our business is expanding and adding to our growth.  Most astonishing is the incredible increase in the number of visitors to our website.  This increase just supports that Pazoo is providing compelling information, services and products to improve your everyday health and wellness."

Vita Cell Stem Cell nutrition support helps your body's natural daily adult stem cell repair mechanism and helps you avoid the decrease of adult stem cells as you age, further helping you in your overall health and wellness. There are numerous testimonials regarding stem cell nutrition and the origins of the Vita Cell product with extraordinary stories of successful and life changing benefits from the daily use of this product. Max Plus Multivitamin is a 12 in 1 Daily Vitamins and Minerals with Stem Cell nutrition support.   By adding in Stem cell nutrition, Max Plus is the only complete vitamin available today.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Released May 8, 2013